EXHIBIT 21.1          SUBSIDIARIES OF THE REGISTRANT



XPE Vertriebs GmbH
Benrodestrasse, 132
40597 Dusseldorf
GERMANY

NAF Brasil Ltda.
Rua Benedito Ribeiro Panzeti Martins, 678-Jardim.Alice
13.330-000 - Indaiatuba - Sao Paulo - Brazil